Exhibit 99.1
Enterprise Reports Record Results for 2012

Houston, Texas (Thursday, January 31, 2013) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2012.  For the year ended 2012, Enterprise reported records for each of the following:  net income of $2.4 billion; earnings per unit of $2.71 on a fully diluted basis; gross operating margin of $4.4 billion; and distributable cash flow of $4.1 billion, which included $1.2 billion of cash proceeds from sales of assets.

"Enterprise had another record year in 2012," stated Michael A. Creel, president and CEO of Enterprise.  "We benefited from record volumes in our fee-based businesses attributable to production growth, primarily in the Eagle Ford and Haynesville shale plays, and from strong domestic and international demand for NGLs, particularly from the U.S. petrochemical industry and exports.  In 2012, our integrated pipeline system transported a record 4.3 million barrels per day of NGLs, crude oil, refined products and petrochemicals and a record 14.5 trillion Btus per day of natural gas; while our NGL fractionators averaged a record 659,000 barrels per day and our processing plants handled a record 4.4 billion cubic feet per day of natural gas on a fee basis."

"We generated $4.1 billion of distributable cash flow and increased our cash distributions with respect to 2012 by 5.6 percent to $2.57 per unit.  Enterprise has increased its cash distribution rate for each of the last 34 consecutive quarters, the longest period for any of the publicly traded energy partnerships, and in excess of 5 percent for each of the last eight years.  In 2012, we retained approximately $1.9 billion of cash flow to reinvest in our growth projects and reduce our need to issue additional equity.  Excluding $1.2 billion of proceeds from the sales of non-core assets, our distributable cash flow was $2.9 billion, providing 1.3 times coverage of the distributions paid with respect to 2012," said Creel.

"In 2012, we successfully completed and began operations for major growth projects totaling $2.9 billion of investment.  Most of these projects were completed on or under budget and on time or ahead of schedule.  During the fourth quarter of 2012, we completed $1.2 billion of large projects including our sixth NGL fractionator at Mont Belvieu, Texas in October 2012 and the expansion of our natural gas and NGL pipeline systems serving the Eagle Ford shale in South Texas.  Earlier this week, we began commissioning the third train at our natural gas processing plant near Yoakum, Texas serving Eagle Ford shale producers.  We expect this train to begin commercial operations at the beginning of March.  These projects are contributing new sources of gross operating margin and distributable cash flow, and we expect to see the full benefit of these assets as volumes increase over the next few years," continued Creel.

"Our commercial, engineering and operations teams are doing a great job developing growth and expansion opportunities to meet the needs of our energy producing and consuming customers.  We have announced approximately $7.2 billion of major capital projects under construction that are scheduled to begin commercial operations from 2013 to 2015.  Approximately $2.4 billion of these projects are expected to begin operations and start generating cash flow in 2013.  The revenues associated with these projects are predominately fee-based and the larger projects have the additional assurance of demand revenues or minimum volume commitments," stated Creel.

"In 2013, we expect continuing volume and gross operating margin growth from our fee-based natural gas processing activities, NGL pipelines and fractionators and crude oil pipelines and storage facilities as these growth projects begin operations.  We also expect our natural gas processing margins will be lower in 2013 than 2012 due to lower ethane prices, and that our equity NGL production will be lower as our natural gas processing business continues to transition to a more fee-based business.  We expect the growth in our fee-based businesses will offset the potential decrease in gross operating margin from the commodity portion of our natural gas processing business and, moreover, will support our distribution growth in 2013," said Creel.

"Over the past three years, we have simplified our partnership structure to capture organizational and operational efficiencies while eliminating inherent conflicts of interest.  We also lowered our cost of capital by eliminating our general partner's incentive distribution rights.  These actions improve the cash accretion associated with our growth capital projects for the benefit of our limited partners.  We believe we are well capitalized and have good access to the capital markets to fund our capital program.  We want to thank our debt and equity investors again for their continued support in 2012.  Our activities are creating U.S. jobs and building infrastructure to support the development of North American energy resources that will reduce our nation's reliance on imports.  These investments also enhance the role and value of our partnership," concluded Creel.

Fourth Quarter 2012 Highlights

•
Enterprise reported record gross operating margin of $1.2 billion, adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") of $1.1 billion, net income of $617 million and earnings per unit of $0.68 on a fully diluted basis.  Adjusted EBITDA and net income for the fourth quarter of 2012 included non-cash charges totaling $27 million, or a loss of $0.03 per unit on a fully diluted basis, for asset impairments and similar charges.  This compares to gross operating margin of $1.1 billion, Adjusted EBITDA of $1.2 billion, net income of $726 million and earnings per unit of $0.82 on a fully diluted basis for the fourth quarter of 2011.  Adjusted EBITDA and net income for the fourth quarter of 2011 included a net benefit of $108 million, or $0.12 per unit on a fully diluted basis, primarily due to gains from the sales of assets.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
($ in millions, except per unit amounts)
Gross operating margin (1)	$1,162	$1,101	$4,387	$3,872
Net income (2)	$617	$726	$2,428	$2,088
Fully diluted earnings per unit (2)	$0.68	$0.82	$2.71	$2.38
Adjusted EBITDA (1)(2)	$1,132	$1,198	$4,330	$3,960
Distributable cash flow (1)(3)	$886	$1,429	$4,133	$3,757

(1)
Gross operating margin, Adjusted EBITDA and distributable cash flow are non-generally accepted accounting principle ("non-GAAP") financial measures that are defined and reconciled later in this press release.

(2)
Adjusted EBITDA and net income for the three months ended December 31, 2012 included non-cash charges totaling $27 million, or a loss of $0.03 per unit on a fully diluted basis, for asset impairments and similar charges.  Adjusted EBITDA and net income for the three months ended December 31, 2011 included a net benefit of $108 million, or $0.12 per unit on a fully diluted basis, primarily due to gains from the sale of assets.

For the year ended December 31, 2012, Adjusted EBITDA and net income included a net benefit of $18 million, or $0.02 per unit on a fully diluted basis, attributable to net gains from the sales of assets and insurance recoveries partially offset by non-cash asset impairment and similar charges.  For the year ended December 31, 2011, Adjusted EBITDA and net income included a net benefit of $128 million, or $0.15 per unit on a fully diluted basis, primarily attributable to net gains from the sale of assets.

(3)
Distributable cash flow for the three months ended December 31, 2012 and 2011 included proceeds from sales of assets of $31 million and $593 million, respectively.  Distributable cash flow for the year ended December 31, 2012 and 2011 included proceeds from sales of assets of $1.2 billion and $1.0 billion, respectively.

•
Enterprise increased its cash distribution with respect to the fourth quarter of 2012 to $0.66 per unit, or $2.64 per unit on an annualized basis, which represents a 6.5 percent increase from the distribution rate paid with respect to the fourth quarter of 2011.  This is the 34th consecutive quarterly increase and the 43rd increase since the partnership's initial public offering in 1998.  The distribution with respect to the fourth quarter of 2012 will be paid on February 7, 2013 to unitholders of record as of the close of business on January 31, 2013;

•
Enterprise reported distributable cash flow of $886 million for the fourth quarter of 2012, which provided 1.5 times coverage of the $0.66 per unit cash distribution that will be paid to common unitholders.  Enterprise retained approximately $308 million of distributable cash flow for the fourth quarter of 2012.  Distributable cash flow for the fourth quarter of 2012 included $31 million of net proceeds from sales of assets;

•
Enterprise's NGL, crude oil, refined products and petrochemical pipeline volumes for the fourth quarter of 2012 increased 13 percent to a record 4.5 million barrels per day ("BPD") compared to the fourth quarter of 2011.  Total natural gas pipeline volumes were 14.2 trillion British thermal units per day ("TBtud") for both the fourth quarters of 2012 and 2011.  NGL fractionation volumes for the fourth quarter of 2012 increased 15 percent to a record 707 thousand barrels per day ("MBPD").  Equity NGL production for the fourth quarter of 2012 decreased 14 percent to 96 MBPD, while fee-based natural gas processing volumes for the fourth quarter of 2012 increased 15 percent to a record 4.7 billion cubic feet per day ("Bcfd");

•	Enterprise made capital investments of approximately $1.2 billion during the fourth quarter of 2012, including $84 million of sustaining capital expenditures;

•
Enterprise had consolidated liquidity (defined as unrestricted cash on hand and available borrowing capacity under its revolving credit facility) at December 31, 2012 of approximately $3.2 billion; and

•
Affiliates of privately-held Enterprise Products Company, which collectively own our general partner and approximately 38 percent of our outstanding limited partner interests, have expressed their willingness to consider investing at least $100 million during 2013 to purchase additional common units from Enterprise Products Partners L.P.  The first such purchase is expected to be $25 million through the partnership's distribution reinvestment plan for the distribution to be paid on February 7, 2013.

Review of Fourth Quarter 2012 Results

Net income for the fourth quarter of 2012 was $617 million versus $726 million for the fourth quarter of 2011.  Net income attributable to limited partners for the fourth quarter of 2012 was $0.68 per unit on a fully diluted basis compared to $0.82 per unit on a fully diluted basis for the fourth quarter of 2011.  Net income for the fourth quarter of 2012 included losses aggregating $27 million, or a loss of $0.03 per unit on a fully diluted basis, for non-cash asset impairments and similar charges.  Net income for the fourth quarter of 2011 included a net benefit of $108 million, or $0.12 per unit on a fully diluted basis, primarily due to gains from the sales of assets.

On January 14, 2013, we announced that the Board of Directors of Enterprise's general partner approved an increase in the partnership's quarterly cash distribution rate with respect to the fourth quarter of 2012 to $0.66 per unit, representing a 6.5 percent increase over the $0.62 per unit rate that was paid with respect to the fourth quarter of 2011.  Enterprise generated distributable cash flow of $886 million for the fourth quarter of 2012 compared to $1.4 billion for the fourth quarter of 2011.  Distributable cash flow for the fourth quarter of 2012 included $31 million of net proceeds from the sales of assets, while distributable cash flow for the fourth quarter of 2011 included $593 million of cash proceeds from the sale of assets.

Enterprise's distributable cash flow for the fourth quarter of 2012 provided 1.5 times coverage of the cash distributions that will be paid on February 7, 2013 to unitholders of record on January 31, 2013.  The partnership retained approximately $308 million of cash flow for the fourth quarter of 2012, which is available to reinvest in growth capital projects, reduce debt and decrease our need to issue additional equity.

"The fourth quarter of 2012 demonstrated the benefits of our investments in fee-based businesses serving the growing shale plays.  Despite our natural gas processing and related NGL marketing business reporting a $66 million decrease in gross operating margin compared to the fourth quarter of 2011, primarily due to lower NGL prices and equity NGL production, Enterprise reported record gross operating margin of $1.2 billion for the fourth quarter of 2012 driven by record NGL, crude oil, refined products and petrochemical pipeline volumes of 4.5 million barrels per day, record NGL fractionation volumes of 707,000 barrels per day and record fee-based natural gas processing volumes of 4.7 billion cubic feet per day.  This was a $61 million increase in gross operating margin compared to the fourth quarter of 2011.  Likewise, our distributable cash flow, excluding the proceeds from sale of assets, was also a record $855 million in the fourth quarter of 2012, a $39 million increase compared to the fourth quarter of 2011.

Review of Segment Performance for the Fourth Quarter of 2012

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $632 million for the fourth quarter of 2012 compared to $635 million for the same quarter of 2011.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $330 million for the fourth quarter of 2012 compared to $396 million for the fourth quarter of 2011.  This $66 million decrease was largely due to the effects of a decrease in NGL prices and natural gas processing margins as well as a decrease in equity NGL production from our Rocky Mountain, Permian Basin and East Texas natural gas processing plants.  These decreases were partially offset by an increase in gross operating margin from higher fee-based processing volumes at our South Texas and Louisiana facilities.  The South Texas facilities include two processing trains at our new Yoakum, Texas natural gas processing complex that began operations in mid-2012.  Enterprise's equity NGL production (the NGLs that the partnership earns title to as a result of providing processing services) decreased to 96 MBPD for the fourth quarter of 2012 compared to 112 MBPD for the fourth quarter of 2011 largely due to a decrease in ethane volume extracted in the fourth quarter of 2012.  Enterprise reported a 15 percent increase in fee-based processing volumes to a record 4.7 Bcfd for the fourth quarter of 2012 compared to 4.1 Bcfd for the fourth quarter of 2011.

Gross operating margin from the partnership's NGL pipelines and storage business increased $50 million to $220 million for the fourth quarter of 2012 from $170 million for the fourth quarter of 2011.  Enterprise's South Texas NGL pipelines, which include the new Eagle Ford NGL pipeline completed in mid-2012, reported a $27 million increase in gross operating margin on higher volumes.  Gross operating margin from our NGL export dock on the Houston Ship Channel and a related pipeline increased $8 million due to higher volumes during the fourth quarter of 2012.  The remainder of the increase in gross operating margin for this business in the fourth quarter of 2012 was attributable to over twenty NGL pipelines and storage and terminal facilities.  NGL pipeline volumes were a record 2.5 million BPD for the fourth quarter of 2012, a 269 MBPD increase from the fourth quarter of 2011.

Enterprise's NGL fractionation business reported record gross operating margin of $82 million for the fourth quarter of 2012 compared to $69 million reported for the same quarter of 2011.  This increase was attributable to a $24 million increase in gross operating margin at the partnership's Mont Belvieu fractionators on a 100 MBPD increase in volume, which more than offset an $11 million decline in gross operating margin from Norco due to lower volumes and NGL prices.  Enterprise began operations at its sixth NGL fractionator at Mont Belvieu in October 2012.  Fractionation volumes for the fourth quarter of 2012 increased 15 percent to a record 707 MBPD compared to the same quarter in 2011.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported an $11 million increase in gross operating margin for the fourth quarter of 2012 to a record $210 million from $199 million for the fourth quarter of 2011.  Total onshore natural gas pipeline volumes were 13.4 TBtud in the fourth quarter of 2012 compared to 13.2 TBtud in the fourth quarter of 2011.

Gross operating margin from the Texas Intrastate system increased $18 million from the fourth quarter of 2011 on a 9 percent increase in pipeline volumes, including growing production from the Eagle Ford Shale.  The Acadian Gas system reported a $14 million increase in gross operating margin as a result of a full quarter of operations from its Haynesville Extension pipeline, which began operations on November 1, 2011.  The Jonah, Haynesville, San Juan and Fairplay gathering systems reported an aggregate $12 million decrease in gross operating margin for the fourth quarter of 2012 compared to the fourth quarter of 2011 on an aggregate net decrease in volumes of 378 billion British thermal units per day ("BBtud").  Enterprise had a $5 million decrease in gross operating margin from our Mississippi natural gas storage facilities, which were sold in December 2011.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership's Onshore Crude Oil Pipelines & Services segment increased to $135 million for the fourth quarter of 2012 from $67 million for the fourth quarter of 2011.  This increase in gross operating margin for the fourth quarter of 2012 was attributable to increased pipeline volumes, primarily on the Seaway pipeline and Eagle Ford production growth handled by our South Texas pipelines; improved results from our Cushing storage facility; and higher crude oil marketing volumes and margins.  Total onshore crude oil pipeline volumes increased 32 percent to a record 897 MBPD for the fourth quarter of 2012 from 680 MBPD for the fourth quarter of 2011.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $42 million for the fourth quarter of 2012 compared to $60 million for the same quarter of 2011.

The Independence Hub platform and Trail pipeline reported a $20 million decrease in aggregate gross operating margin to $14 million for the fourth quarter of 2012 from $34 million for the fourth quarter of 2011 attributable to lower demand fee revenues and lower volumes.  The Independence Hub platform earned demand fee revenues of approximately $4.6 million per month over a 60-month period that began when it commenced operations in March 2007 until that period expired in March 2012.  Natural gas volumes on the Independence Trail pipeline were 313 BBtud for the fourth quarter of 2012 compared to 429 BBtud reported for the fourth quarter of 2011.  Total offshore natural gas pipeline volumes (including those for Independence Trail) decreased 275 BBtud to 786 BBtud for the fourth quarter of 2012 compared to the fourth quarter of 2011.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $26 million for the fourth quarter of 2012 compared to $20 million for the fourth quarter of 2011 primarily due to improved results from the Constitution, Poseidon and Cameron Highway pipelines.  Total offshore crude oil pipeline volumes increased 54 MBPD to 336 MBPD in the fourth quarter of 2012 from 282 MBPD in the same quarter of 2011.  Enterprise's crude oil pipeline volumes for the fourth quarter of 2012 were the highest since the federal government initiated its temporary drilling moratorium in June 2010.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $143 million in the fourth quarter of 2012 compared to $137 million in the fourth quarter of 2011.

The partnership's propylene business reported gross operating margin of $34 million for the fourth quarter of 2012 compared to $44 million in the fourth quarter of 2011 primarily due to lower volumes and sales margins and higher operating expenses.  Propylene fractionation volumes were 69 MBPD in the fourth quarter of 2012 compared to 75 MBPD for the same quarter of 2011.  Related propylene pipeline volumes were 116 MBPD during the fourth quarter of 2012 compared to 119 MBPD in the fourth quarter of 2011.

Enterprise's butane isomerization business reported gross operating margin of $25 million in the fourth quarter of 2012 compared to $32 million in the fourth quarter of 2011 due to a decrease in isomerization volumes and lower revenues from the sales of by-products.  Butane isomerization volumes during the fourth quarter of 2012 were 93 MBPD compared to 106 MBPD in the fourth quarter of 2011.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $13 million for the fourth quarter of 2012 compared to $27 million for the fourth quarter of 2011 largely due to lower volumes as our octane enhancement plant began its annual turnaround in December 2012, which has historically been done in the first quarter.  The octane enhancement plant completed its turnaround and returned to full operations in mid-January 2013.

Enterprise's refined products pipelines and related services business reported gross operating margin of $53 million for the fourth quarter of 2012 compared to $18 million for the fourth quarter of 2011.  This $35 million increase in gross operating margin was largely due to lower operating expenses and improved performance in refined products marketing, which more than offset a 25 MBPD decrease in pipeline volumes.  Pipeline volumes for this business were 589 MBPD for the fourth quarter of 2012 compared to 614 MPBD for the fourth quarter of 2011.

Enterprise's marine transportation and other services business reported gross operating margin of $19 million for the fourth quarter of 2012 compared to $17 million for the fourth quarter of 2011.

Review of Other Items for the Fourth Quarter of 2012

General and administrative costs for the fourth quarter of 2012 decreased to $40 million from $44 million in the fourth quarter of 2011.  General and administrative costs for the fourth quarter of 2011 included approximately $3 million for costs associated with the sale of the partnership's Mississippi natural gas storage facilities and the merger with Duncan Energy Partners L.P.

Interest expense for the fourth quarter of 2012 was $199 million compared to $183 million for the fourth quarter of 2011 primarily due to a higher average debt balance in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Capitalization

Total debt principal outstanding at December 31, 2012 was approximately $16.2 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At December 31, 2012, Enterprise had consolidated liquidity (defined as unrestricted cash on hand and available borrowing capacity under our revolving credit facility) of approximately $3.2 billion.

Total capital spending in the fourth quarter of 2012 was approximately $1.2 billion, which includes $84 million of sustaining capital expenditures.  We currently expect sustaining capital expenditures for 2013 will be approximately $350 million.

Tax Year 2012 K-1 Availability

Enterprise expects to complete the mailing of the partnership's Schedule K-1s for tax year 2012 to unitholders by Thursday, March 28, 2013.

In addition, electronic delivery is a new option available for 2012 K-1s.  To request electronic delivery of a 2012 K-1, unitholders must register by March 15, 2013 at http://www.taxpackagesupport.com/enterprise.  The K-1s are scheduled to be available online by Noon CT on Friday, March 22, 2013.

Conference Call to Discuss Fourth Quarter 2012 Earnings

Today, Enterprise will host a conference call to discuss fourth quarter 2012 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership's assets include approximately 50,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity.  For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
   Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues	$11,013.9	$11,585.7	$42,524.9	$44,313.0
Costs and expenses:
Operating costs and expenses	10,173.2	10,643.5	39,309.7	41,318.5
General and administrative costs	40.1	43.5	170.3	181.8
Total costs and expenses	10,213.3	10,687.0	39,480.0	41,500.3
Equity in income of unconsolidated affiliates	22.1	10.5	64.3	46.4
Operating income	822.7	909.2	3,109.2	2,859.1
Other income (expense):
Interest expense	(199.0)	(183.0)	(771.8)	(744.1)
Other, net	--	0.7	73.4	0.5
Total other expense	(199.0)	(182.3)	(698.4)	(743.6)
Income before income taxes	623.7	726.9	2,410.8	2,115.5
Benefit from (provision for) income taxes	(6.3)	(1.1)	17.2	(27.2)
Net income	617.4	725.8	2,428.0	2,088.3
Net income attributable to noncontrolling interests – Duncan (1)	--	--	--	(20.9)
Net income attributable to noncontrolling interests – other	(1.9)	(4.7)	(8.1)	(20.5)
Total net income attributable to noncontrolling interests	(1.9)	(4.7)	(8.1)	(41.4)
Net income attributable to limited partners	$615.5	$721.1	$2,419.9	$2,046.9

Per unit data (fully diluted):
Earnings per unit	$0.68	$0.82	$2.71	$2.38
Average limited partner units outstanding (in millions)	902.7	879.0	893.2	859.9
Other financial data:
Net cash flows provided by operating activities	$1,275.1	$1,102.3	$2,890.9	$3,330.5
Cash used in investing activities	$1,123.8	$439.0	$3,018.8	$2,777.6
Cash provided by (used in) financing activities	$(149.7)	$(672.6)	$124.2	$(598.6)
Gross operating margin (see Exhibit B)	$1,161.7	$1,101.0	$4,387.0	$3,871.7
Distributable cash flow (see Exhibit D)	$885.9	$1,429.4	$4,133.3	$3,756.5
Adjusted EBITDA (see Exhibit E)	$1,132.1	$1,197.7	$4,329.9	$3,960.1
Depreciation, amortization and accretion	$287.0	$267.8	$1,104.9	$1,007.0
Distributions received from unconsolidated affiliates	$49.2	$33.9	$116.7	$156.4
Total debt principal outstanding at end of period	$16,179.3	$14,482.7	$16,179.3	$14,482.7
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$900.6	$1,062.7	$3,598.5	$3,842.6
Investments in unconsolidated affiliates, net	257.7	14.7	608.6	26.6
Other investing activities	11.0	15.0	43.1	22.4
Total capital spending	$1,169.3	$1,092.4	$4,250.2	$3,891.6

(1)   Represents consolidated net income attributable to the limited partner interests of Duncan Energy Partners L.P. ("Duncan") that were owned by parties other than Enterprise prior to completion of the merger of Duncan with a wholly owned subsidiary of Enterprise on September 7, 2011.

Enterprise Products Partners L.P.			Exhibit B
Gross Operating Margin – UNAUDITED
($ in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Gross operating margin by segment:
NGL Pipelines & Services	$632.0	$634.5	$2,468.5	$2,184.2
Onshore Natural Gas Pipelines & Services	210.0	199.0	775.5	675.3
Onshore Crude Oil Pipelines & Services	135.0	67.0	387.7	234.0
Offshore Pipelines & Services	42.0	59.6	173.0	228.2
Petrochemical & Refined Products Services	142.7	137.4	579.9	535.2
Other Investments	--	3.5	2.4	14.8
Total gross operating margin	1,161.7	1,101.0	4,387.0	3,871.7
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(276.6)	(256.3)	(1,061.7)	(958.7)
Non-cash asset impairment charges	(5.8)	(22.6)	(63.4)	(27.8)
Operating lease expenses paid by EPCO	--	--	--	(0.3)
Gains (losses) related to sales of assets and investments	(16.5)	110.6	(12.4)	136.0
Gains related to property damage insurance recoveries	--	20.0	30.0	20.0
General and administrative costs	(40.1)	(43.5)	(170.3)	(181.8)
Operating income	$822.7	$909.2	$3,109.2	$2,859.1

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses related to sales of assets and investments; (5) gains and losses related to property damage insurance recoveries; and (6) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Equity investments with industry partners are a significant component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed.  Many of these businesses perform supporting or complementary roles to our other midstream business operations.

Enterprise Products Partners L.P.			Exhibit C
Selected Operating Data – UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,546	2,277	2,472	2,284
NGL fractionation volumes (MBPD)	707	617	659	575
Equity NGL production (MBPD) (2)	96	112	101	116
Fee-based natural gas processing (MMcf/d) (3)	4,696	4,080	4,382	3,820
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	13,378	13,164	13,634	13,231
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	897	680	828	678
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	786	1,060	853	1,065
Crude oil transportation volumes (MBPD)	336	282	300	279
Platform natural gas processing (MMcf/d)	247	381	291	405
Platform crude oil processing (MBPD)	15	18	17	17
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	93	106	95	101
Propylene fractionation volumes (MBPD)	69	75	72	73
Octane additive and other plant production volumes (MBPD)	15	18	16	17
Transportation volumes, primarily refined products and petrochemicals (MBPD)	726	757	689	783
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,505	3,996	4,289	4,024
Natural gas transportation volumes (BBtus/d)	14,164	14,224	14,487	14,296
Equivalent transportation volumes (MBPD) (4)	8,232	7,739	8,101	7,786

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income attributable to limited partners	$615.5	$721.1	$2,419.9	$2,046.9
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Depreciation, amortization and accretion	287.0	267.8	1,104.9	1,007.0
Distributions received from unconsolidated affiliates	49.2	33.9	116.7	156.4
Equity in income of unconsolidated affiliates	(22.1)	(10.5)	(64.3)	(46.4)
Sustaining capital expenditures	(83.5)	(78.6)	(366.2)	(296.4)
Losses (gains) related to sales of assets and investments	16.5	(110.3)	(56.4)	(135.7)
Gains related to property damage insurance recoveries	--	(20.0)	(30.0)	(20.0)
Proceeds from sales of assets and investments	31.4	593.3	1,168.8	1,033.8
Proceeds from property damage insurance recoveries	--	20.0	30.0	20.0
Monetization of interest rate derivative instruments	--	--	(147.8)	(23.2)
Deferred income tax expense (benefit)	1.7	6.6	(66.2)	12.1
Non-cash asset impairment charges	5.8	22.6	63.4	27.8
Other miscellaneous adjustments to derive distributable cash flow	(15.6)	(16.5)	(39.5)	(25.8)
Distributable cash flow	885.9	1,429.4	4,133.3	3,756.5
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	83.5	78.6	366.2	296.4
Proceeds from sales of assets and investments	(31.4)	(593.3)	(1,168.8)	(1,033.8)
Proceeds from property damage insurance recoveries	--	(20.0)	(30.0)	(20.0)
Monetization of interest rate derivative instruments	--	--	147.8	23.2
Net effect of changes in operating accounts	327.7	205.3	(582.5)	266.9
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	9.4	2.3	24.9	41.3
Net cash flows provided by operating activities	$1,275.1	$1,102.3	$2,890.9	$3,330.5

We define distributable cash flow as net income or loss attributable to limited partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (3) the subtraction of sustaining capital expenditures; (4) the addition of losses or subtraction of gains related to sales of assets and investments and property damage insurance recoveries; (5) the addition of cash proceeds from sales of assets and investments and property damage insurance recoveries; (6) the addition of losses or subtraction of gains on the monetization of interest rate derivative instruments recorded in accumulated other comprehensive income (loss); and (7) the addition or subtraction of other miscellaneous amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income	$617.4	$725.8	$2,428.0	$2,088.3
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(22.1)	(10.5)	(64.3)	(46.4)
Distributions received from unconsolidated affiliates	49.2	33.9	116.7	156.4
Interest expense (including related amortization)	199.0	183.0	771.8	744.1
Provision for (benefit from) income taxes	6.3	1.1	(17.2)	27.2
Depreciation, amortization and accretion in costs and expenses	282.3	264.4	1,094.9	990.5
Adjusted EBITDA	1,132.1	1,197.7	4,329.9	3,960.1
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(199.0)	(183.0)	(771.8)	(744.1)
Benefit from (provision for) income taxes	(6.3)	(1.1)	17.2	(27.2)
Losses (gains) related to sales of assets and investments	16.5	(110.3)	(56.4)	(135.7)
Gains related to property damage insurance recoveries	--	(20.0)	(30.0)	(20.0)
Deferred income tax expense (benefit)	1.7	6.6	(66.2)	12.1
Non-cash asset impairment charges	5.8	22.6	63.4	27.8
Net effect of changes in operating accounts	327.7	205.3	(582.5)	266.9
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA to net cash flows provided by operating activities	(3.4)	(15.5)	(12.7)	(9.4)
Net cash flows provided by operating activities	$1,275.1	$1,102.3	$2,890.9	$3,330.5

We define Adjusted EBITDA as net income minus equity earnings from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for (or benefit from) income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.